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                                                                     Exhibit 2.1


               PLAN OF RESTRUCTURE OF NATIONAL HEALTHCARE L.P.


         NATIONAL HEALTHCARE L.P. ("NHC"), and its two wholly owned subsidiaries, NATIONAL HEALTHCARE CORPORATION (the "Corporation"), and NATIONAL HEALTH REALTY, INC. (the "REIT") hereby adopt a plan of restructure (the "Plan") pursuant to and in accordance with the provisions of Sections 5.2(a)(xxvii) and 6.4(a) of the Amended and Restated Agreement of Limited Partnership of NHC,
Section 17-211 of the Delaware Revised Uniform Limited Partnership Act and
Section 263 of the Delaware General Corporation Law and other applicable sections of the foregoing.

         1. Purpose of the Plan. The purpose of this Plan is to set forth the effective date and other terms of the restructure of NHC into the Corporation and REIT, as soon as the Plan is consummated. NHC has recently formed the Corporation and REIT as wholly owned subsidiaries. Upon adoption of the Plan and the effectiveness as set forth herein, the stock of the REIT will be distributed to the holders of the outstanding units (the "Units") of NHC in proportion to their ownership of outstanding Units (except with respect to Excess Stock, as later defined, the holder thereof shall be entitled to receive the consideration described in Paragraph 6 hereof); and NHC shall merge with and into the Corporation with the Corporation being the survivor thereof.

         2. Unitholder Approval. A resolution approving the Plan shall be submitted to the Unitholders of NHC for action on the resolution at a Special Meeting to be held at the offices of NHC no later than November 20, 1997. Consummation of the Plan shall be subject to: (i) adoption of the Plan by the affirmative vote of at least a majority of the Units outstanding on the Record Date for the meeting, and (ii) such rights to terminate or amend the Plan as are set forth herein. If the Plan is so adopted, then the directors and officers of the managing general partner of NHC shall cause this Plan to be implemented in accordance with the following terms, all of which must be accomplished on or before 12:00:01 a.m. central time on January 1, 1998.

         3. Contribution to REIT's Operating Partnership of Qualifying Assets and Assumption by REIT of Certain Liabilities. NHC has formed the REIT under the Maryland General Corporation Law and REIT has formed NHR/OP, L.P., a Delaware limited partnership (the "Operating Partnership"). NHC shall contribute to Operating Partnership the specified assets, subject to certain specified liabilities, effective at 4:00 p.m. central time on December 31, 1997 pursuant to the Contribution Agreement (the "Contribution Agreement") attached hereto as Exhibit A pursuant to which: (a) real estate located in Florida owned by NHC shall be leased to the Operating Partnership pursuant to a long term capitalized lease (the "Capitalized Lease"), (b) substantially all other real estate owned by NHC shall be conveyed by deed (the "Deeds") to the Operating Partnership pursuant to deed forms selected by officers of the managing general partner of NHC, (c) debt described in the Contribution Agreement secured by the real property located




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in South Carolina shall be paid by, but not assumed by, the Operating
Partnership, (d) other debt of NHC described in the Contribution Agreement shall be assumed by the Operating Partnership, (e) the notes and related security including mortgages owned by NHC, as lender, specified in the Contribution Agreement shall be conveyed to the Operating Partnership, and (f) certain other assets having little or no book value on NHC's books, as specified in the Contribution Agreement, shall be conveyed to the Operating Partnership.

         4. Agreements Between REIT and Corporation. Immediately after the effectiveness of the matters described in paragraph 3 above, the following shall occur: (a) the Operating Partnership shall lease to the Corporation, and the Corporation shall lease from the Operating Partnership, pursuant to the Operating Lease (the "Operating Lease"), attached hereto as Exhibit B all real estate subject to the Contribution Agreement and, (b) the REIT, Operating Partnership and Corporation shall enter into the Advisory Agreement, attached hereto as Exhibit C. In the event of a title problem or dispute involving the real property subject to the Capitalized Lease or conveyed pursuant to the Deeds, to the maximum extent that NHC (or the Corporation, as successor to NHC after the Merger) has a claim against a predecessor-in-title or a title insurance company, NHC (or the Corporation as successor to NHC after the Merger) shall indemnify, defend and hold REIT harmless from all damages, but not otherwise. REIT and Operating Partnership, jointly and severally, shall indemnify, defend and hold NHC and Corporation harmless with respect to all debt assumed by or which REIT or Operating Partnership has agreed to pay in accordance with the foregoing. REIT and Operating Partnership agree, without the written consent of the Corporation, not to cause or suffer any such debt to be defaulted or otherwise breached. Corporation shall indemnify, defend and hold REIT and Operating Partnership harmless with respect to all debt and all obligations of NHC except those specifically assumed by or which REIT or Operating Partnership have agreed to pay in accordance with the foregoing. Corporation agrees, without the written consent of REIT and Operating Partnership, not to cause or suffer any such debt to be defaulted or otherwise breached. The Corporation shall use its best efforts to provide to REIT and Operating Partnership financial statements of the Corporation, and any predecessor, and the unqualified opinion from a nationally recognized independent accounting firm with respect to such annual financial statements, and consents of auditors to the inclusion of such financial statements in any registration statements, private placement memoranda, filings on any exchange or with any regulatory body, if any, necessary or appropriate in order to enable REIT and Operating Partnership to comply with applicable registration and reporting requirements of federal and state securities laws or exchange requirements; and expenses relating to the foregoing shall be borne by the Corporation (including obtaining audits if required by the foregoing even if the Corporation does not otherwise need to obtain them) as long as the Corporation is the investment advisor of the REIT (whether pursuant to the Advisory Agreement attached hereto, any amendment thereof, or a replacement thereto) and for such period of time after such advisory relationship ends until such time as REIT and Operating Partnership no longer are legally required to include such financial statements in its SEC filings; the Corporation shall indemnify, defend and hold REIT and Operating Partnership harmless with respect to any damages caused by any errors or misstatements in such financial statements.


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         5. Contingent Liabilities. The Corporation, by reason of the merger described below, shall assume and agree to pay (to the extent that NHC is liable therefor, subject to all of the defenses and offsets which are available to NHC) all absolute and contingent liabilities of NHC, except as follows, each of which shall be assumed by the REIT and Operating Partnership, jointly and severally, effective with the effectiveness of the Contribution Agreement: (a) the absolute liabilities described in paragraph 3 above and described more fully in the Contribution Agreement, and (b) environmental and hazardous material liabilities relating to the land or improvements thereon which are subject to either the Capitalized Lease or the Operating Leases, described above, except those created from and after January 1, 1998 by the Corporation or its tenants, subcontractors, agents or employees.

         6. Issuance of REIT Shares to NHC; Distribution to Unitholders. In consideration for the Contribution Agreement REIT shall issue to NHC that number of shares of REIT common stock which is equal to the number of Units outstanding on the date of the Contribution Agreement; provided, however, the Excess Stock, as defined in the REIT Charter, which would have been issued to National Health Corporation ("National") shall, instead, entitle National to receive one Unit in the Operating Partnership ("OP Units") for each share of Excess Stock. NHC shall immediately thereafter distribute or cause to be distributed to each Unitholder of record immediately prior to the Effective Time, as later defined, one (1) share of REIT common stock for each Unit owned by the Unitholder subject to the proviso in the immediately preceding sentence. Such actions shall result in the spin out of the REIT, without the necessity of the surrender of unit certificates. All such actions shall be effective for all purposes on or before 11:59 p.m. central time, December 31, 1997; provided, however, the physical delivery of the certificates representing the REIT shares and OP Units shall take place as soon as practical thereafter. REIT and Corporation agree that all options and convertible debentures of NHC which grant rights to subscribe for NHC Units exercisable or convertible after December 31, 1997, shall be deemed to grant the right to acquire an equal number of shares of REIT shares and an equal number of Corporation shares as such right grants in Units of NHC. The exercise price for such options and receipt thereof shall be divided pro rata between REIT and Corporation (and the pro rata distribution shall be equal to the ratio that the closing price on the American Stock Exchange at the close of business on the first trading day in 1998 of REIT shares and Corporation shares bear to each other). The interest and principal and all other payments due under or obligations due as a result of such convertible debentures is to be paid and performed by the Corporation and if the conversion rights of any of such debt is exercised then the Corporation shall provide written notification thereof to REIT, and the REIT shall issue (upon payment of cash by Corporation to REIT in the amount of the par value for such REIT shares) REIT shares equal to the number of shares issued by Corporation upon such conversion; and REIT agrees, at the expense of Corporation, to cause to be filed any registration statement relating to REIT shares required by agreements binding on Corporation or needed as determined in the sole discretion of Corporation. Notwithstanding the foregoing in this paragraph 6, the Convertible Debentures issued pursuant to the Note Purchase Agreement dated in October 1997 shall be convertible solely into Corporation shares and all obligations of NHC pursuant to such agreement (as well as the related Note and Registration Rights Agreement) shall be solely those of the Corporation.


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         7. Merger. Effective as of 11:59 p.m., central time, December 31, 1997
(the "Effective Time") NHC shall merge with and into the Corporation pursuant to the Merger Agreement attached hereto as Exhibit D.

         8. Amendment or Abandonment of Plan. The Board of Directors of the managing general partner of NHC may modify or amend the Plan at any time prior to Unitholder approval. Such Board of Directors may abandon the Plan without Unitholder approval at any time prior to 11:59 p.m., central time, December 31, 1997 (either before or after Unitholder adoption) in its sole and absolute discretion if it deems such abandonment in the best interest of Unitholders.

         If the Plan is not implemented because it does not receive the requisite Unitholder vote or the other conditions specified herein are not met, or because the Board of Directors determines for some other reason that it is advisable to abandon the Plan, the business and legal structure of NHC will continue substantially in the present manner.

         9.       Miscellaneous.

                  (a) In connection with the Plan, the unit option plans of NHC will be terminated and the unit options outstanding thereunder as of December 31, 1997 to the extent not then exercised, will be cancelled to the maximum extent permitted contractually and by law.

                  (b) All other employee benefit plans of NHC which are not described in the Registration Statement on Form S-4 as employee benefits of the Corporation shall be cancelled on December 31, 1997.

                  (c) The Board of Directors of the managing general partner of NHC and the officers of NHC shall have the power to adopt all resolutions, and the officers of NHC shall have the power to execute, deliver, and file all instruments, documents and certificates in the offices of the Secretaries of State of the State of Tennessee, Delaware and Maryland or other offices, and to publish and give such notices, and to do any and all other or additional things (including the setting of record dates and the closing of stock transfer books), as are required by the laws of the State of Tennessee, Delaware and Maryland or other applicable laws, or as such Board of Directors or other officers may deem necessary, desirable or appropriate to carry out the provisions of this Plan.

                  (d) This Plan is attached to and is part of a Registration Statement on Form S-4 filed by the Corporation with the Securities and Exchange Commission, reference to which is hereby made for any and all purposes.



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         Executed as of the _____ day of ________________, 1997.


                          NATIONAL HEALTHCARE L.P.
                          By its Managing General Partner NHC, Inc.



                          By: _____________________________________
                              W. Andrew Adams, President


                          NATIONAL HEALTHCARE CORPORATION



                          By: _____________________________________
                              W. Andrew Adams, President


                          NATIONAL HEALTH REALTY, INC.



                          By: _____________________________________
                              W. Andrew Adams, President


                          NHR/OP, L.P.
                          By:  National Health Realty, Inc., its general partner



                          By:
                              _____________________________________
                              W. Andrew Adams, President




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                                  EXHIBIT INDEX


Exhibit A         Contribution Agreement
Exhibit B         Operating Lease Agreement
Exhibit C         Advisory Agreement
Exhibit D         Merger Agreement





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